Exhibit 10.15



                        STOCK PURCHASE AGREEMENT


                      Dated as of September 8, 1995


                                 Between


                     TENNESSEE GAS PIPELINE COMPANY



                                   and



                        QUESTAR PIPELINE COMPANY







                     SALE OF KERN RIVER CORPORATION








                            TABLE OF CONTENTS


ARTICLE I      DEFINITIONS

ARTICLE II     PURCHASE AND SALE
    2.01   Sale of Shares
    2.02   Purchase Price
    2.03   Purchase Price Adjustment

ARTICLE III    THE CLOSING
    3.01   Time and Place of Closing
    3.02   Deliveries by Seller
    3.03   Deliveries by the Buyer
    3.04   Conditions to the Obligations of Buyer
    3.05   Conditions to the Obligations of Seller

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF
            SELLER
    4.01   Organization; Charter and Bylaws
    4.02   Capitalization; Ownership of Shares
    4.03   Authority Relative to this Agreement
    4.04   Consents and Approvals
    4.05   No Violation
    4.06   Litigation
    4.07   Company Financial Statements
    4.08   Partnership Financial Statements
    4.09   Compliance with Licenses and Laws
    4.10   Conduct of Business; No Dividends
    4.11   The Partnership
    4.12   No Subsidiaries
    4.13   Contracts
    4.14   Environmental Claims
    4.15   Liens
    4.16   Basic Documents
    4.17   ERISA
    4.18   Brokers
    4.19   Property
    4.20   No Undisclosed Liabilities

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF
            BUYER
    5.01   Organization
    5.02   Authority Relative to this Agreement
    5.03   Consents and Approvals
    5.04   No Violation
    5.05   Litigation
    5.06   Acquisition of Stock for Investment
    5.07   Financing
    5.08   Brokers

ARTICLE VI     ADDITIONAL AGREEMENTS
    6.01   Access
    6.02   Antitrust Notification
    6.03   Reasonable Efforts
    6.04   Trademark Matters
    6.05   Taxes
    6.06   Public Announcements
    6.07   Further Assurances
    6.08   Release of Guarantees and Indemnities
    6.09   Employees
    6.10   Transition Agreement
    6.11   Delivery of Records
    6.12   Insurance Matters
    6.13   Conduct of Business
    6.14   Settlement of Intercompany Indebtedness
    6.15   Preservation of Records
    6.16   Environmental Audit
    6.17   Financial Information for Securities Filings
    6.18   Delivery of Financial Statements

ARTICLE VII    INDEMNIFICATION AND LIMITATION ON
            LIABILITY
    7.01   Definitions
    7.02   INDEMNITY BY SELLER
    7.03   INDEMNITY BY BUYER
    7.04   Notification of Third-Party Claims
    7.05   Defense of Claims
    7.06   Notice of Other Claims
    7.07   Access and Cooperation
    7.08   Subrogation
    7.09   Indemnification Matters Related to Taxes
    7.10   Limitation on Liability
    7.11   DTPA Waiver

ARTICLE VIII   TERMINATION
    8.01   Grounds for Termination
    8.02   Effect of Termination
    8.03   Incentive Fee

ARTICLE IX     EXTENT AND SURVIVAL OF REPRESENTATIONS,WARRANTIES,
                COVENANTS AND AGREEMENTS
    9.01   Scope of Representations of Seller
    9.02   Survival

ARTICLE X      MISCELLANEOUS
    10.01  Expenses
    10.02  Notices
    10.03  Entire Agreement
    10.04  Governing Law
    10.05  Headings
    10.06  Assignability
    10.07  No Third Party Beneficiaries
    10.08  Severability
    10.09  Equitable Relief
    10.10  Counterparts
    10.11  Interpretation

                         Exhibits and Schedules

Exhibit A  Net Worth Calculation

Exhibit B  Required Consents

Exhibit C  Opinion of Seller's Counsel

Exhibit D  Opinion of Buyer's Counsel

Exhibit E  Tax Agreement

Exhibit F  Environmental Assessment Guidelines

Schedule 4.06      Litigation

Schedule 4.13      Contracts

Schedule 4.14      Environmental Claims

Schedule 5.03      Consents and Approvals

Schedule 6.08      Guarantees and Indemnities

                        STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of September 8, 1995, is between TENNESSEE GAS PIPELINE COMPANY, a Delaware corporation ("Seller"), and QUESTAR PIPELINE COMPANY, a Utah corporation ("Buyer").


                             R E C I T A L S


     WHEREAS, Kern River Corporation, a Delaware corporation (the
"Company"), owns a 50% interest as general partner in Kern River Gas Transmission Company, a Texas general partnership (the "Partnership"); and

     WHEREAS, the Partnership owns and operates a natural gas pipeline extending from Opal, Wyoming, to Bakersfield, California, together with related compression facilities; and

     WHEREAS, all of the issued and outstanding shares of capital stock of the Company (the "Shares") are owned by Seller; and

     WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the Shares upon and subject to the terms and conditions and for the consideration set forth herein.

     NOW, THEREFORE, in consideration of the premises, the covenants set forth herein and the benefits to be derived herefrom, the parties hereby agree as follows:


                                ARTICLE I

                               DEFINITIONS

     "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that the Partnership shall not be an Affiliate of Seller and its Subsidiaries.

     "Agreement" means this Stock Purchase Agreement, including the exhibits attached hereto.

     "Arbitrator" means such accounting firm of national reputation as Buyer and Seller shall agree.

     "Closing" means the closing of the transactions contemplated by this Agreement as provided in Article III hereof.

     "Closing Balance Sheet" has the meaning set forth in Section
2.03(c).

     "Closing Date" has the meaning set forth in Section 3.01.

     "Closing Date Net Worth" has the meaning set forth in Section
2.03(c).

     "Commercial Interest Rate" with respect to any period means the interest rate published on the first business day of such period by The Wall Street Journal in the "MONEY RATES" box for commercial paper, "High-grade unsecured notes sold through dealers by major corporations", having a maturity of 30 days.

     "Confidentiality Agreement" means the confidentiality agreement between Seller and Buyer relating to the sale of the Company.

     "Data Room" has the meaning set forth in Section 6.11.

     "Effective Date" means the close of business on September 30, 1995.

     "Environmental Laws" means any and all laws, regulations, rules, orders, ordinances, decrees, official policy statements or determinations (but excluding guidance documents, internal policies or proposed regulations or other non-binding pronouncements) of any Governmental Authority pertaining to the protection of the environment in effect on the Closing Date, except to the extent relating to Taxes, in any and all jurisdictions in which property of the Company or the Partnership is located or in which the Company or the Partnership conducts operations and applicable to such property or operations, as the case may be, including but not limited to the Clean Air Act, the Federal Water Pollution Control Act (The Clean Water Act), the Safe Drinking Water Act, the Rivers and Harbors Act, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act ("RCRA"), the Toxic Substances Control Act, the Hazardous Materials Transportation Act, all as they have been amended, and other federal, state, foreign and local laws whose purpose is to regulate matters pertaining to the environment, as such are in effect on the Closing Date. The terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste", "hazardous waste" and "dispose" have the meanings specified in RCRA; provided, however, that to the extent the laws of any jurisdiction in which the Company or the Partnership owns property or conducts operations have established a meaning for any of these terms which is broader than that specified in CERCLA or RCRA, such broader meaning shall apply to such property or operations.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Purchase Price" has the meaning set forth in Section
2.03(a).

     "FERC" means the Federal Energy Regulatory Commission.

     "GAAP" means generally accepted accounting principles in the United
States.

     "Governmental Authority" means any Federal, state, local or foreign government (or any political subdivision of any thereof), governmental or quasi-governmental agency, court, commission, board, bureau, department, authority or instrumentality.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" or "knowledge", when used with reference to Seller in any formulation, means the actual knowledge of any Specified Officer of Seller or the Company or any Person who reports directly to any such Specified Officer.

     "Lien" means any mortgage, pledge, security interest, charge, adverse interest in property, judgment, lease, lien or other encumbrance of any kind, including any property interest or title of any vendor, lessor, lender or other secured party under any conditional sale contract or title retention contract, that secures or is intended to secure an obligation of any Person.

     "Liability" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, fine, royalty, judgment, Lien, obligation or responsibility, whether known or unknown, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including, without limitation, reasonable fees and expenses of counsel).

     "Loan Agreement" means the Credit Agreement dated as of June 25, 1991, among the Partnership, the banks named therein, Barclays Bank PLC, as Documentation Agent, Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent, Credit Lyonnais, Cayman Islands Branch, as Technical Agent, and The Fuji Bank, Limited, Houston Agency, as Disclosure Agent, as amended, modified or supplemented from time to time.

     "Net Worth" means the amount equal to (i) the total assets of the Company, other than (a) refunds, credits or offsets for taxes measured by income, (b) investments in or advances to the Partnership subsequent to June 30, 1995, and (c) recorded equity in Partnership earnings subsequent to September 30, 1995, minus (ii) the total liabilities of the Company, other than liabilities for taxes measured by income including deferred taxes, plus (iii) an amount, either positive or negative, as the case may be, for current income Taxes or current income Tax savings, respectively, accrued on a GAAP basis for the taxable income of the Company on and from the Effective Date through the Closing Date.

     "Partnership Agreement" means the Partnership Agreement dated as of May 29, 1985, between the Company and Williams Western as amended, modified or supplemented from time to time.

     "Permitted Encumbrances" means

        (i) Liens for taxes not yet due and payable or being contested in good faith;

        (ii) Materialmen's, mechanics', workers', repairman's, or other similar Liens arising in the ordinary course of the conduct of the Company's operations which, individually or in the aggregate, will not have a material adverse effect on the business, financial condition or results of operations of the Company;

       (iii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities if the same are of a ministerial nature or are customarily obtained subsequent to sale or conveyance;

        (iv) rights reserved to or vested in any Governmental Authorities to control or regulate any of the assets of the Company in any manner, and all laws, rules, regulations, ordinances and orders of any such Governmental Authorities; and

             (v) any other Liens (excluding liens securing indebtedness for borrowed money) which, individually or in the aggregate, could not reasonably be expected to be material to the Company.

     "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, group, union, association, trust, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau, or other entity or authority.

     "Pipeline" means the Partnership's natural gas pipeline extending from Opal, Wyoming, to Bakersfield, California, including a 7/11 undivided interest in pipeline facilities extending from Daggett, California, to Bakersfield.

     "Preferential Purchase Right" means any right granted to Williams Western to purchase the Shares for a purchase price not less than the Purchase Price.

     "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate calculated on the basis of a 365-day year.

     "Purchase Price" has the meaning set forth in Section 2.02.

     "RAP" means GAAP at the time prevailing for companies engaged in a business similar to that of the Partnership and the accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating to the extent of any deviations from GAAP required by such rules and regulations.

     "Records" means and include all original agreements, documents, logs, tapes, maps, books, records and files in the possession of Seller or any of its Affiliates relating to the business and operations of the Company or the Partnership.

     "Specified Officer", as applied to any corporation, shall mean the chairman, president, general counsel, any vice president or secretary of such corporation.

     "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

     "Taxes" has the meaning set forth in Exhibit E.

     "Williams Western" means Williams Western Pipeline Company, a Delaware corporation.


                               ARTICLE II

                            PURCHASE AND SALE

     2.01 Sale of Shares. At the Closing, Buyer shall purchase the Shares from Seller and Seller shall sell, assign and deliver the Shares to Buyer upon the terms and conditions set forth in this Agreement.

     2.02    Purchase Price.  Subject to adjustment as provided in
Section 2.03, the purchase price for the Shares shall be equal to $226,222,000 (the "Purchase Price"). At the Closing, Buyer will pay or cause to be paid the Estimated Purchase Price in the manner set forth in
Section 3.03(i). If the Closing occurs after December 31, 1995, Buyer shall pay to Seller, in addition to the Purchase Price, interest on the Estimated Purchase Price at a rate per annum equal to the Commercial Interest Rate for the time period elapsed between December 31, 1995 and the Closing Date.

     2.03    Purchase Price Adjustment.

         (a) Within ten days, but not less than three business days, prior to the Closing Date, Seller shall prepare and submit to Buyer a schedule setting forth, in reasonable detail, Seller's good faith estimate of the Net Worth of the Company as of the Closing Date (the "Estimated Closing Date Net Worth") and its estimate of the Purchase Price (the "Estimated Purchase Price"), as calculated in accordance with Exhibit A. If Seller's estimate of the adjustment to the Purchase Price (calculated in accordance with Exhibit A) exceeds $15 million, Buyer may terminate this transaction at any time prior to the Closing with no liability.

         (b) The Purchase Price shall be reduced or increased, as the case may be, by the amount by which the Closing Date Net Worth, calculated in accordance with Exhibit A, is less than or is greater than $161,169,000.

         (c) As soon as practicable (but not more than 45 days) after the Closing Date, Seller shall deliver to Buyer (i) a balance sheet as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with the accounting principles used to prepare the Company Financial Statements described in Section 4.07, except for footnote disclosure which shall be omitted, and presenting fairly, in all material respects, the financial position of the Company on the Closing Date and (ii) a calculation of the Net Worth of the Company as of the Closing Date (the "Closing Date Net Worth") calculated in accordance with Exhibit A. Buyer shall provide to Seller full and complete access at all reasonable times to the work papers, books, records and personnel of the Company knowledgeable with respect thereto to enable Seller to prepare the Closing Balance Sheet and to calculate the Closing Date Net Worth.

         (d) Within 45 days following delivery of the Closing Balance Sheet, Buyer shall notify Seller of its acceptance of the Closing Balance Sheet and the Closing Date Net Worth or that it disputes the Closing Balance Sheet and the Closing Date Net Worth. Buyer and Seller shall negotiate in good faith to settle any such dispute. If, notwithstanding such good faith negotiation, Buyer and Seller shall fail to settle such dispute within 30 days of the receipt by Seller of Buyer's notice of such dispute, Buyer and Seller shall refer any dispute to the Arbitrator, whose fees and expenses shall be paid equally by Buyer and Seller, which shall review the Closing Balance Sheet and calculation of the Closing Date Net Worth and shall determine the Closing Date Net Worth in accordance with this Section 2.03, which determination shall be made and certified to Buyer and Seller as promptly as practicable, but not later than 60 days following its engagement. The parties shall make any submissions to the Arbitrator within 15 days of its engagement. The Arbitrator shall be given full access to the work papers, books, records and personnel of the Company to enable it to make such determinations. Such determinations (whether by acceptance by Buyer, negotiation or determination of the Arbitrator) shall be final and binding upon Seller and Buyer.

         (e) If the Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller the difference plus interest thereon at the Commercial Interest Rate from the Effective Date to the date of such payment. If the Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer the difference plus interest thereon at the Commercial Interest Rate from the Effective Date to the date of such payment. Any such payment shall be made in immediately available funds, not later than ten business days after final determination of the Closing Date Net Worth, by wire transfer to a bank account designated by the party entitled to receive the payment.


                               ARTICLE III

                               THE CLOSING

     3.01 Time and Place of Closing. The Closing will take place at the offices of Tenneco Inc., Tenneco Building, 1010 Milam Street, Houston, Texas 77002, or at such other place as the parties may agree. The Closing will be held at 9:00 a.m. (Houston Time) on the later of (i) October 1, 1995 and (ii) the second business day after satisfaction or waiver of the conditions set forth in Sections 3.04 and 3.05 or such other date as the parties may agree (the "Closing Date").

     3.02 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

         (i) Stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to Buyer good title to the Shares free and clear of any Liens;

        (ii) The resignations of the members of the Board of Directors and all officers of the Company and the representatives of the Company on the Executive Committee of the Partnership; and

       (iii) The documents, instruments and writings required to be delivered by Seller at the Closing pursuant to this Agreement.

     3.03 Deliveries by the Buyer. At the Closing, Buyer will deliver to Seller the following:

         (i) By confirmed wire transfer in immediately available funds to a bank account designated by Seller, or such other means as agreed by Seller and Buyer, an amount equal to the Estimated Purchase Price; and

        (ii) The documents, instruments and writings required to be delivered by Buyer on the Closing Date pursuant to this Agreement.

     3.04 Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing are subject to the fulfillment (or waiver in writing by Buyer), at the time of Closing, of each of the following conditions:

         (a) Representations and Warranties True. The representations and warranties of Seller contained herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date, except for changes permitted or contemplated by this Agreement.

         (b) Performance. Seller shall have performed and complied in all material respects with all covenants under this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         (c) Consents. Seller shall have obtained all consents and approvals listed in Exhibit B and such other consents and approvals required to enable the parties to consummate the transactions contemplated to occur on the Closing Date (other than consents and approvals the failure to obtain which, individually or in the aggregate, could not have a material adverse effect on the business, results of operations or financial condition of the Company).

         (d) HSR Act. All necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         (e) Opinion of Counsel. Buyer shall have received an opinion, dated the Closing Date, of M. W. Meyer, Vice President and Deputy General Counsel of Tenneco Inc., substantially in the form attached hereto as Exhibit C.

         (f) No Governmental Proceeding. There shall not have been instituted or threatened any legal action or proceeding by the United States Department of Justice or the Federal Trade Commission challenging the purchase and sale of the Shares as contemplated hereby; provided, however, that a legal action or proceeding threatened by the United States Department of Justice or the Federal Trade Commission after the termination of the waiting period under the HSR Act shall not constitute failure of a condition precedent to Buyer's obligations hereunder unless counsel to Seller and Buyer shall have discussed such matter personally with a senior or other high level representative of the United States Department of Justice or the Federal Trade Commission, as the case may be, and counsel for Buyer shall have advised the Board of Directors of Buyer in writing that, in the opinion of such counsel, such threatened action or proceeding raises serious substantive issues of law and/or fact the determination of which is likely to result in a judgment or restraining order against Buyer.

         (g) No Injunction. There shall not be outstanding any order (including a temporary restraining order) of any Governmental Authority having jurisdiction over either of the parties hereto enjoining or otherwise preventing consummation of the purchase and sale of the Shares; provided, however, that if such outstanding order is a temporary restraining order or other ex parte order and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date three business days subsequent to the date on which such temporary restraining order or other ex parte order ceases to be in effect.

         (h) Termination of Right of First Refusal. Williams Western shall have either (i) waived the Preferential Purchase Right or
     (ii) failed to execute a definitive agreement to purchase the Shares at a cash price equal to or in excess of the Purchase Price within the period during which the Preferential Purchase Right may be exercised.

         (i) Certificates. Seller shall have furnished such certificates to evidence compliance with the conditions set forth in this Section 3.04 as may be reasonably requested by Buyer.

         (j) Lender Acceptance. The lenders under the Loan Agreement shall have accepted Buyer as successor to Seller's interest in the Company.

         (k) Environmental Audit. The environmental audit referenced in Section 6.16(a) shall have been completed and the time period within which either Seller or Buyer may terminate this transaction based upon the results of the environmental audit shall have expired.

     3.05 Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing are subject to the fulfillment (or waiver in writing by Seller), at the time of Closing, of each of the following conditions:

         (a) Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date, except for changes permitted or contemplated by this Agreement.

         (b) Performance. Buyer shall have performed and complied in all material respects with all covenants under this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         (c) Consents. Buyer shall have obtained all consents and approvals required to enable Buyer to consummate the transactions contemplated hereby in form and substance satisfactory to Seller.

         (d) HSR Act. All necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         (e) Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, of Gary Sackett, counsel for Buyer, substantially in the form attached hereto as Exhibit D.

         (f) No Government Proceeding. There shall not have been instituted or threatened any legal action or proceeding by the United States Department of Justice or the Federal Trade Commission challenging the purchase and sale of the Shares as contemplated hereby; provided, however, that a legal action or proceeding threatened by the United States Department of Justice or the Federal Trade Commission after the termination of the waiting period under the HSR Act shall not constitute failure of a condition precedent to Seller's obligations hereunder unless counsel to Seller and Buyer shall have discussed such matter personally with a senior or other high level representative of the United States Department of Justice or the Federal Trade Commission, as the case may be, and the General Counsel for Seller shall have advised the Board of Directors of Seller in writing that, in the opinion of such counsel, such threatened action or proceeding raises serious substantive issues of law and/or fact the determination of which is likely to result in a judgment or restraining order against Seller.

         (g) No Injunction. There shall not be outstanding any order (including a temporary restraining order) of any Governmental Authority having jurisdiction over either of the parties hereto enjoining or otherwise preventing consummation of the purchase and sale of the Shares; provided, however, that if such outstanding order is a temporary restraining order or other ex parte order and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date three business days subsequent to the date on which such temporary restraining order or other ex parte order ceases to be in effect.

         (h) Termination of Right of First Refusal. Williams Western shall have either (i) waived the Preferential Purchase Right or
     (ii) failed to execute a definitive agreement to purchase the Shares at a cash price equal to or in excess of the Purchase Price within the period during which the Preferential Purchase Right may be exercised.

         (i) Release from Support Obligations. Seller shall have been released from its obligations under the TGPC Performance Agreement dated as of June 25, 1991, among Seller, the Partnership, Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent, and The Fuji Bank and Trust Company, as Collateral Agent.

         (j) Certificates. Buyer shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in this Section 3.05 as may be reasonably requested by Seller.

         (k) Environmental Audit. The environmental audit referenced in Section 6.16(a) shall have been completed and the time period within which either Seller or Buyer may terminate this transaction based upon the results of the environmental audit shall have expired.


                               ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as set forth below:

     4.01 Organization; Charter and Bylaws. Each of Seller and the Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has been provided true, correct and complete copies of the Certificate of Incorporation and bylaws of the Company as now in effect.

     4.02 Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 200 shares of capital stock, par value $5 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by Seller, free and clear of all Liens. Except for the Preferential Purchase Right and as provided in this Agreement, there are no outstanding subscriptions, pre-emptive rights, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of securities of any class of the Company issued or granted by, or binding upon, Seller or the Company (including any right of conversion or exchange under any outstanding security or other instrument).

     4.03 Authority Relative to this Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     4.04 Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and compliance by Seller with the terms hereof and consummation of the transactions contem-plated hereby will not, require Seller, the Company, the Partnership or the Pipeline to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority or any other Person that have not been obtained, made or given, except (i) as disclosed in Exhibit B, (ii) pursuant to the applicable requirements of the HSR Act, and (iii) where failure to obtain such consents, waivers, approvals, exemptions, authorizations or actions, make such filings or give such notices (in each case from, with or to a Person other than a Governmental Authority) would not have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the Pipeline or adversely affect the ability of Seller to perform any of its material obligations under this Agreement.

     4.05 No Violation. Except as set forth in Exhibit B, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder will not, (i) conflict with or result in a breach of the Certificate of Incorporation or bylaws of either Seller or the Company or of the Partnership Agreement, (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Company, the Partnership or the Pipeline under, any mortgage, indenture or agreement to which Seller or the Company, the Partnership or the Pipeline is a party or by which the properties or assets of the Company, the Partnership or the Pipeline are bound, the effect of which violation, conflict or default would be material and adverse to the business, financial condition or results of operations of the Company, the Partnership or the Pipeline, or (iii) subject to compliance with the HSR Act as provided in Section 6.02, violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any Governmental Authority, the effect of which violation could reasonably be expected to be material and adverse to the business, financial condition or results of operations of the Company, the Partnership or the Pipeline.

     4.06 Litigation. Except as set forth on Schedule 4.06(a), at the date of this Agreement, (i) there are no actions, suits or arbitration proceedings pending or, to the Knowledge of Seller, threatened against Seller, any of its Affiliates, including the Company, or the Partnership or their respective properties, assets, operations or businesses (with respect to Seller, only insofar as such actions, suits or proceeding relates to the Company, the Partnership or the Pipeline) and (ii) none of Seller, the Company or the Partnership has received any written notice that any governmental investigation or inquiry concerning the Company or the Partnership is pending or threatened which, in either case, (A) seek to prevent the consummation of the transactions contemplated hereby or (B) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the Pipeline. To the Knowledge of Seller, except as provided in Schedule 4.06(b), neither the Company, the Partnership nor the Pipeline are subject to or in default under any order, judgment, writ, injunction or decree of any Governmental Authority that would have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the Pipeline, and the Seller and its Affiliates are not subject to or in default under any such order, judgment, writ, injunction or decree relating to the Company, the Partnership or the Pipeline.

     4.07 Company Financial Statements. Copies of the following financial statements (the "Company Financial Statements") were included in the Data Room:

         (i) the balance sheets of the Company as of December 31, 1994 and 1993, and the related statements of income and cash flows for the years then ended; and

        (ii) the balance sheets of the Company as of June 30, 1995 and 1994, and the related statements of income and cash flows for the six-month periods then ended.

The Company Financial Statements reflect an equity pick-up of 50% of the Partnership's depreciation expense which results in the Company Financial Statements being prepared in accordance with RAP; if an appropriate GAAP depreciation method and life were used, the Company believes the Company Financial Statements would be in compliance with GAAP consistently applied throughout the periods involved (other than the requirement of footnote disclosure). Moreover, the Company has not established a regulatory asset, but reflects the levelized depreciation through the investment account as equity in undistributed earnings. Subject to the foregoing, the balance sheets included in the Company Financial Statements fairly present the financial condition of the Company as of the respective dates thereof, and the income statements included in the Company Financial Statements fairly present the results of operations of the Company during the periods covered thereby.

     4.08 Partnership Financial Statements. The following financial statements (the "Partnership Financial Statements") were included in the Data Room:

         (i) the balance sheets of the Partnership as of December 31, 1994 and 1993, and the related statements of income and cash flows for the years then ended (each in the format required by the FERC), together with the related notes thereto and the audit report of Arthur Andersen LLP thereon (which were set forth in the Partnership's Form 2 for 1994 as filed with the FERC); and

        (ii) the balance sheets of the Partnership as of June 30, 1995 and 1994, and the related statements of income and cash flows for the six-month periods then ended.

The Partnership Financial Statements were prepared in accordance with RAP consistently applied throughout the periods involved (other than, in the case of the Partnership Financial Statements described in clause
(ii) above, the requirement of footnote disclosure). The balance sheets included in the Partnership Financial Statements fairly present the financial condition of the Partnership as of the respective dates thereof, and the income statements included in the Partnership Financial Statements fairly present the results of operations of the Partnership during the periods covered thereby.

     4.09 Compliance with Licenses and Laws. Except as disclosed in the Data Room, each of the Company and, to the Knowledge of Seller, the Partnership and the Pipeline possess all governmental licenses, permits, certificates, orders, approvals and authorizations necessary for the conduct of its business (other than permits required by Environmental
Laws) (collectively, the "Permits") and is in compliance with the Permits, all laws, ordinances, regulations and orders applicable to its business (other than Environmental Laws) except where the failure to possess any Permit or the failure to be in such compliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the Pipeline.

     4.10 Conduct of Business; No Dividends. Since June 30, 1995, except as contemplated by this Agreement, (i) the business of the Company has been conducted only in the ordinary course and (ii) the Company has not declared or paid any dividend on its outstanding capital stock.

     4.11 The Partnership. The Partnership (i) is a general partnership duly organized and validly existing under the provisions of the Texas Uniform Partnership Act and (ii) has the partnership power and authority to own its property and assets and to transact the business in which it is engaged. The Company is a general partner of the Partnership and the direct, legal and beneficial owner of 50% of the equity of the Partnership, free and clear of all Liens other than any arising under the Partnership Agreement. Buyer has been provided a true, correct and complete copy of the Partnership Agreement as now in effect.

     4.12 No Subsidiaries. Neither the Company nor the Partnership has any Subsidiaries.

     4.13 Contracts. Schedule 4.13(a) sets forth a list, as of the date hereof, of each written contract to which the Company or the Partnership is a party (other than (i) purchase orders in the ordinary and usual course of business, (ii) any contract (except firm transportation contracts) involving the payment of less than $250,000 in the aggregate or with a term of less than one year and (iii) confidentiality agreements entered into in the usual course of business and (iv) contracts or agreements referred to in this Agreement) and such Schedule does not omit any contract that is material to the Company, the Partnership or the Pipeline. Except as set forth in Schedule 4.13(b), each material contract is a valid and binding agreement of the Company or the Partnership, as the case may be, and, to the Knowledge of Seller, is in full force and effect. To the Knowledge of Seller, (i) neither the Company nor the Partnership is in default under or with respect to any material agreement to which it is a party or by which it or any of its property or assets is bound in any respect which default Seller reasonably believes would result in a material adverse effect on the business, financial condition or results of operation of the Company or the Partnership, and (ii) no other party to any such material agreement is in any such default.

     4.14 Environmental Claims. Except as set forth in Schedule 4.14, to the Knowledge of Seller, there are no environmental claims, actions or proceedings pending or threatened relating to the Company, the Partnership or the Pipeline, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company. Further, during the period between the completion of the environmental audit described in Section 6.16(a) and the Closing Date, the Company and the Partnership will have complied with all federal, state, or local Environmental Laws, judgments, writs and injunctions applicable to them, and no facts, events or conditions occurring during that period and relating to past or present facilities, properties or operations of the Company, the Partnership or the Pipeline, will prevent, hinder, or limit continued compliance with Environmental Laws, regulations, statutes, judgments, orders, writs, injunctions and decrees that, in either case, would have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the Pipeline.

     4.15 Liens. There is no Lien upon any of the material properties or income of the Partnership which secures indebted-ness of any Person, except as permitted by Section 8.12 of the Loan Agreement. There is no Lien on the Company's interest in the Partnership except as arising under the Partnership Agreement.

     4.16 Basic Documents. The minute books of the stockholders and directors (and any committees thereof) of the Company that have been made available to Purchaser for review constitute all of the minute books of the Company and contain a complete and accurate record of all meetings and consents in lieu of meetings of the stockholders and directors (and any committees thereof) of the Company.

     4.17 ERISA. Neither the Company nor the Partnership maintains or contributes to any "employee benefit plan" (as such term is defined in ERISA).

     4.18 Brokers. Seller has not, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby other than Merrill Lynch & Co., whose fee is the responsibility of Seller.

     4.19 Property. The Partnership has good title to, or the rights to use, all property necessary to operate the Pipeline, as currently operated, including but not limited to real property, leases, grants, rights-of-way, easements and all personal and intellectual property except for the Permitted Encumbrances.

     4.20 No Undisclosed Liabilities. To the knowledge of Seller, none of the Company, the Partnership or the Pipeline has any material Liabilities arising out of or relating to the business of the Pipeline except (i) Liabilities described in any schedule to this Agreement, (ii) Liabilities disclosed or reserved for in accordance with GAAP and RAP in the balance sheets of the Company and the Partnership provided to Buyer (excluding the notes thereto) and (iii) Liabilities incurred since June 30, 1995, in the ordinary course of business, consistent with past practice, and which do not and will not have a material adverse effect on the business, financial condition or results of operations of the Company, the Partnership or the business of the Pipeline, as the case may be.


                                ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as set forth below:

     5.01 Organization. Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     5.02 Authority Relative to this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, insolvency, reorgani-zation, moratorium or similar laws affecting creditors' rights and remedies and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     5.03 Consents and Approvals. Except as disclosed in Schedule 5.03, the execution and delivery by Buyer of this Agreement do not, and compliance by Buyer with the terms hereof and consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority or any other Person which have not been obtained, made or given, except (i) as disclosed in Schedule 5.03, (ii) pursuant to the applicable requirements of the HSR Act, and (iii) where failure to obtain such consents, waivers, approvals, exemptions, authorizations or actions, make such filings or give such notices (in each case from, with or to a Person other than a Governmental Authority) would not have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

     5.04 No Violation. Except as disclosed in Schedule 5.03, the execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or result in a breach of Buyer's charter or bylaws or equivalent governing instruments, (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of Buyer under, any mortgage, indenture or agreement to which it is a party or by which the properties or assets of Buyer are bound, which violation, conflict or default might adversely affect the ability of the Buyer to perform its obligations under this Agreement, or
(iii) subject to compliance with the HSR Act as provided in Section 6.02, violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any Governmental Authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement.

     5.05 Litigation. At the date of this Agreement, (i) there are no actions, suits or arbitration proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates or their respective properties, assets, operations or businesses and (ii) Buyer has not received any written notice that any governmental investigation or inquiry is pending or threatened which, in either case, seeks to prevent the consummation of the transactions contemplated hereby.

     5.06 Acquisition of Stock for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Buyer undertakes that the Shares will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

     5.07 Financing. Buyer has sufficient funds or committed lines of credit to consummate the transactions contemplated by this Agreement.

     5.08 Brokers. Buyer has not, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.


                               ARTICLE VI

                          ADDITIONAL AGREEMENTS

     Buyer and Seller further covenant and agree as follows:

     6.01 Access. Seller shall cause the Company and the Partnership to afford to Buyer and its authorized representatives reasonable access, during normal business hours, to the properties, books and records of the Company and the Partnership and shall cause the Company and the Partnership to furnish to Buyer such additional financial and operating data and other information as it may reasonably request to the extent that such access and disclosure would not (i) violate the terms of any agreement to which Seller or any of its Affiliates is bound or any applicable law or regulation or (ii) impair any attorney-client privilege of Seller, the Company or the Partnership; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement.

     6.02 Antitrust Notification. Each of Buyer and Seller shall use its best efforts to file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby within three days of the date hereof and shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

     6.03 Reasonable Efforts. Each of Buyer and Seller will use all reasonable efforts to obtain the satisfaction of the respective conditions to Closing set forth in Section 3.04 and Section 3.05 hereof within 30 days of the date of this Agreement.

     6.04 Trademark Matters. The Trademark and License Agree-ments between the Company and Seller or any of its Affiliates under which the Company has the right to use trademarks, trade names and logos that include the word "Tenneco" shall be terminated on the Closing Date. Within 60 days after the Closing Date, Buyer shall cause the Company to eliminate the word "Tenneco" or any word or expression similar thereto from any name under which it does business, and as promptly as practicable after the Closing Date, but in any event within 60 days after the Closing Date, all of the foregoing names shall be removed from its property, stationery and literature, and thereafter neither Buyer, the Company nor any Affiliate thereof shall use any logos, trademarks or tradenames belonging to Seller or any of its Affiliates.

     6.05 Taxes. The agreement of the parties with respect to tax matters is set forth in Exhibit E.

     6.06 Public Announcements. Seller and Buyer shall consult with each other before they or any of their respective Affiliates issue any press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, and neither of them nor any such Affiliate shall issue any such press release or make any such public statement prior to such consultation except, in each case, as may be required by law or by obligations pursuant to any listing agreement with any securities exchange on which any of its or their securities may be listed.

     6.07 Further Assurances. Seller and Buyer will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Shares pursuant to this Agreement.

     6.08 Release of Guarantees and Indemnities. Buyer acknowledges that Seller and its Affiliates may have guaranteed certain obligations (whether of performance or payment) of, and obtained letters of credit, surety bonds, and similar instruments for the benefit of, the Company or the Partnership. After the Closing, Buyer shall cause the release of Seller and its Affiliates from all guarantees and obligations as are listed in Schedule 6.08 relating to letters of credit, surety bonds and similar instruments and all Liabilities related thereto. Buyer, from and after the Closing Date, shall indemnify, defend and hold harmless Seller and its Affiliates from any and all Liabilities of any nature whatsoever arising or alleged to arise after the Closing Date) from any such guaranty by, or letter of credit, surety bond or similar instrument obtained by, Seller and its Affiliates listed in Schedule 6.08 to this Agreement.

     6.09 Employees. Seller will make available to Buyer appropriate information, including but not limited to job and salary history, regarding such employees of Seller and its Affiliates who have been engaged primarily in the business of the Partnership and will provide Buyer with an opportunity to meet with appropriate supervisory personnel to discuss the qualifications of such employees and with such employees themselves to discuss their potential employment with Buyer or the Company after the Closing Date.

     6.10 Transition Agreement. At the Closing, Seller and the Buyer shall execute and deliver an agreement mutually acceptable to Buyer and Seller pursuant to which Seller shall agree to provide to Buyer services necessary for the administration of Buyer's investment in the Company as Buyer may reasonably request for a period of up to six months following the Closing. Buyer shall reimburse Seller for the costs incurred by Seller in providing such services.

     6.11 Delivery of Records. On the Closing Date or as soon thereafter as practicable, but in no event later than 60 days after the Closing Date, Seller shall deliver or cause to be delivered to the Company at the offices of Seller, 1010 Milam Street, Houston, Texas, all Records to the extent not then in the possession of the Company, subject to the following exceptions:

         (i) Buyer recognizes that certain Records of Seller and its Affiliates may contain only incidental information relating to the Company and that Seller and its Affiliates may retain these Records;

        (ii) Seller may retain (A) one set of the materials included in the data room prepared by Seller to which Buyer has been provided access in connection with the purchase and sale contemplated hereby (the "Data Room"), together with a copy of all documents referred to in such materials, and (B) all Records prepared in connection with the sale of the Shares, including without limitation bids received from others and information relating to such bids;

       (iii) Seller may retain all consolidating and consolidated financial information and all other accounting Records prepared or used in connection with the preparation of financial statements of Seller or any parent of the Company; and

        (iv) Seller may retain Records related to Taxes as provided by Exhibit E.

     6.12 Insurance Matters. To the extent that any insurance policy of, or any risk retention program provided or guaranteed by, Seller or any of its Affiliates (other than the Company) provides coverage for any property or assets of the Company, such policy, program or coverage may be terminated at any time after the Closing Date. Except for actions reasonably necessary to assist Seller and its Affiliates in recovering proceeds of insurance relating to claims for which Seller is obligated to indemnify Buyer under Section 7.02, Buyer waives and agrees not to pursue from and after the Closing Date, and shall cause the Company and its insurers to waive and not assert or otherwise pursue from and after the Closing Date, any claims or rights of recovery (whether in contract, indemnity, negligence, strict liability or otherwise) against any of the following insurance policies and programs maintained by Tenneco Inc. or its Affiliates:

         (a) Direct and indirect self-assured insurance programs or policies of, or maintained by, Tenneco Inc. or any of its Affiliates, including arrangements with carriers for claims administration service under cost-plus reimbursement agreements, assumed retention, deductible or retrospective rating plans or other plans or arrangements pursuant to which risk of loss is ultimately assumed or paid by Tenneco Inc. or its Affiliates, including, without limitation:

             (i)   primary general liability insurance policies
         (including, without limitation, watercraft, contractual and products liability coverages);

        (ii)       automobile and aviation liability insurance policies;

       (iii) policies of insurance required by state or federal laws relating to workers' compensation; and

        (iv) policies of insurance covering employers' liability for injury, disease or death, including claims of employees under the Jones Act, the Death on the High Seas Act or other similar laws;

         (b) Policies issued to Tenneco Inc. or any of its Affiliates by Eastern Insurance Company Limited, a wholly-owned subsidiary of Tenneco Inc., or by such other insurers under policies reinsured by Eastern Insurance Company Limited; and

         (c)    Policies issued by OIL Insurance Limited.

     6.13 Conduct of Business. Except as otherwise provided by this Agreement, including but not limited to Section 6.14, or as agreed to by Buyer in writing, from the date hereof until the Closing Date,

     (a) Seller will cause the Company to:

         (i)    conduct its business only in the ordinary course;

        (ii) exercise its management rights in the Partnership to cause, if possible, the Partnership to (A) operate in the ordinary course, (B) not make any capital expenditures except as set forth in Section 6.13(b)(iv) below, in the Partnership's current capital budget or in connection with emergencies, and (C) comply with its covenants set forth in the Loan Agreement;

       (iii) not amend its charter or by-laws or issue any of its capital stock; make any changes in its issued and outstanding capital stock; issue any warrant, option or other rights to purchase shares of the capital stock or any security convertible into its capital stock other than the Preferential Purchase Right; or redeem, purchase or otherwise acquire any shares of its capital stock;

        (iv) not declare or pay any dividend or make any distribution with respect to its capital stock except that the Company may declare and pay a dividend of any funds distributed to it with respect to the operations of the Partnership for periods on or prior to September 30, 1995; or

         (v) not declare or pay any dividend or make any distribution with respect to its capital stock with respect to operations of the Partnership for periods that begin on or after the Effective Date;

     (b) To the extent that it has the ability and the authority to do so, either by taking action or failing to act, Seller will cause the Company and the Partnership to:

         (i) not (A) create, incur, assume or guarantee any indebtedness for monies borrowed (other than advances from the Partnership or Seller), (B) enter into, terminate, amend or extend any lease of real estate, (C) create any Subsidiary, or (D) create any Liens other than Liens for Permitted Encumbrances;

        (ii) not make any sale, assignment, transfer or other conveyance or otherwise dispose of any of its assets except in the ordinary course of business;

       (iii) not amend in any material respect, waive any material right under, or terminate any material contract;

        (iv) not make any capital expenditure or capital expenditure commitment in excess of $1,000,000 in the aggregate;

         (v) not merge into or with or consolidate with any corporation or other Person or acquire all or substantially all of the business or assets of any corporation or other Person;

        (vi) not file any motions, orders, briefs, settlement agreements or other papers in any proceeding before any Governmental Authority or any arbitrator except filings (A) with respect to pending proceedings where positions advanced are substantially consistent with previous positions, or (B) that would not have a material adverse effect on the business, financial condition or results of operations of the Company, or (C) for tax matters;

       (vii)    not amend the Partnership Agreement;

      (viii) not incur any obligation or liability, absolute, accrued, contingent or otherwise, except liabilities for Taxes and current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a material adverse effect on the business of the Pipeline;

        (ix) not institute, settle or agree to settle any litigation, action or proceeding (other than litigation, actions or proceedings related to Taxes) before any court or governmental body relating to the business of the Pipeline or its assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $1 million;

         (x) not enter into any transaction, contract or commitment other than in the ordinary course of business, pay or agree to pay any legal, accounting, finder's fee or other expenses (other than Taxes) in connection with, or incur any severance pay obligations by reason of, this Agreement or the transactions contemplated by this Agreement;

        (xi) not change the current divisions of responsibility shown in the Descriptive Memorandum, including but not limited to not changing a Company designee as president of the Partnership, not changing the current line of administrative authority resulting from the Company designee serving as president of the Partnership and not changing the Partnership's principal offices at the office of the Partnership's president; or

          (xii) replenish the Partnership's or Pipeline's inventories and supplies in the normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry; not make any purchase commitments in excess of the normal, ordinary and usual requirement of the business of the Pipeline or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry; not make any change in its selling, pricing or advertising practices inconsistent with its prior practice and prudent business practices prevailing in the industry.

     6.14 Settlement of Intercompany Indebtedness. Prior to the Closing, Seller shall cause all intercompany indebtedness between the Company, on one hand, and Seller and its Affiliates, on the other hand, to be settled, in such manner as Seller shall determine, including by payment, dividend or contribution or otherwise.

     6.15 Preservation of Records. Except for tax Records, Buyer shall preserve and keep (or cause to be preserved and kept) the Records, and Seller shall preserve and keep (or cause to be preserved and kept) such Records, as they or any of their Affiliates shall be entitled to retain under this Agreement, for a period of seven years after the Closing Date, and Buyer, the Company and Seller shall each grant to the other reasonable access to such Records retained by them during such period upon reasonable notice and during normal business hours. In the event Buyer or Seller wishes to destroy Records after that time, it shall first give written notice to the other party and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said Records as promptly as practicable, but in any event within 90 days after the date of its notice requesting the same. The agreement of Buyer and Seller with respect to tax Records is set forth in Exhibit E.

     6.16 Environmental Audit. (a) Promptly after the date of this Agreement, Seller shall cause the Company to retain CH2M Hill and such other consultants as Seller and Buyer deem necessary (the "Environmental Auditor") to perform an environ-mental assessment of such properties of the Partnership in accordance with the instructions set forth in Exhibit
F. Each of Buyer and Seller shall be responsible for one-half of the fees and expenses of the Environmental Auditor. The Environmental Auditor shall be directed to prepare a report of its findings which shall include (i) recommendations of any actions necessary to bring the Partnership's properties into compliance with Environmental Laws, including specific reference to the Environmental Laws applicable to each such recommendation (the "Remediation"), and (ii) an estimate of the Partnership's costs necessary to take the action described in the recommendations described in clause (i) (the "Estimated Remediation Costs").

     (b) If the Estimated Remediation Costs exceed $10,000,000, then Seller may terminate this Agreement by providing notice of such termination to Buyer within 10 days after the receipt by the parties of the report of the Environmental Auditor. In such event, Seller shall be responsible for all fees and expenses of the Environmental Auditor.

     (c) If the Estimated Remediation Costs exceed $20,000,000, then Buyer may terminate this Agreement by providing notice of such termination to Seller within 10 days after the receipt by the parties of the report of the Environmental Auditor. In such event, Buyer shall be responsible for all fees and expenses of the Environmental Auditor.

     (d) If neither Seller nor Buyer terminates this Agreement pursuant to Section 6.16(b) or 6.16(c), then Seller shall pay to Buyer one-half of the Remediation Costs as they are incurred by the Partnership. Buyer shall provide to Seller from time to time, but not more than once per month, invoices for the amounts owed by Seller under this Section 6.16(d), accompanied by such materials as Seller may reasonably request in support of such invoices. Subject to Section 6.16(f), Seller shall pay the amount reflected on such invoice within 30 days of its receipt. Buyer shall provide to Seller access to the books and records of the Company and the Partnership during normal business hours for the purpose of allowing Seller to audit the amounts invoiced to it.

     (e) If the good faith efforts of Buyer have not resulted in completion of the Remediation by the fifth anniversary of the Closing Date, the Environmental Auditor (or other mutually agreeable consultants) shall (i) assess the further actions necessary to complete the Remediation and (ii) submit a report that includes the timetable for the actions yet to be taken and the timetable of the corresponding incurrence of the costs for completing those actions. Within 60 days of receipt of the Environmental Auditor's report of future Remediation, but subject to Section 6.16(f), Seller will pay Buyer the net present value of such costs, discounted at the Prime Rate. After such a payment (if any), Seller shall have no further obligation to pay any portion of costs of the Remediation. The costs of obtaining the Environmental Auditor's report under this Section 6.16(e) shall be borne equally by Buyer and Seller.

     (f) The maximum amount that Seller shall be obligated to pay to Buyer under Section 6.16(d) and (e) shall be $10,000,000.

     (g) If Buyer recovers any costs of Remediation paid by Seller hereunder, through the rates paid by customers of the Partnership, Buyer shall pay to Seller any such recovery on a quarterly basis.

     6.17 Financial Information for Securities Filings. Seller acknowledges that Buyer will be making filings under the Securities Exchange Act of 1934, as amended (the "1934 Act") with respect to the transactions contemplated hereby. Seller shall provide, or cause to be provided, to Buyer, prior to the Closing if practicable, but in any event prior to the expiration of 45 days after the Closing Date, audited and unaudited financial statements and other financial information for the Company which are required to be included in Buyer's filings under the 1934 Act including the reports thereon by Arthur Andersen LLP, independent public accountants, and all required schedules and consents with respect thereto, all in such form and containing such information as is required under the 1934 Act, and a copy of Seller's management letter(s) to Arthur Andersen LLP in form customarily required, with an executed certificate of Seller to the effect that Buyer may rely on such management representation letter(s). Buyer shall reimburse Seller for up to U.S. $20,000 for the reasonable fees and expenses of such auditors with respect to such financial statements and reports (provided that Buyer shall not be obligated to reimburse Seller for any of such fees attributable to the restatement of the Company's financial statements to a GAAP basis), and Seller shall pay any excess fees and expenses of such auditors.

     6.18 Delivery of Financial Statements. At the Closing, Seller shall deliver to Buyer the following financial statements (the "Revised Financial Statements"):

             (i) the balance sheets of the Company as of December 31, 1994 and 1993, and the related statements of income and cash flows for the years then ended; and

             (ii) the balance sheets of the Company as of the end of the Company's most recent quarter and the comparable date of the previous year and the related statements of income and cash flows for the periods beginning on the first day of each such year and ending on the date of each such balance sheet.

The Revised Financial Statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved (other than the requirement of footnote disclosure). The balance sheets included in the Revised Financial Statements shall fairly present the financial condition of the Company as of the respective dates thereof and the income statements included in the Revised Financial Statements shall fairly present the results of operations of the Company during the periods covered thereby.



                               ARTICLE VII

               INDEMNIFICATION AND LIMITATION ON LIABILITY

     7.01 Definitions. As used in this Article VII, the following terms have the meanings set forth below:

         (a) "Losses" means any and all direct or indirect demands, claims, payments, obligations, actions or causes of action, assessments, losses, Liabilities, costs and expenses paid or incurred or diminutions in value of any kind or character (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and, subject to Section 7.05 hereof, any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, and all amounts paid in settlement of claims or actions in accordance with Section 7.05 hereof; provided, however, that (i) Losses shall not include consequential, exemplary, special, punitive, and similar damages, (ii) Losses shall be net of any insurance proceeds received by an Indemnitee from a nonaffiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds) and (iii) nothing in this
     Article VII shall require an Indemnitee to proceed against its insurance carrier.

         (b) "Third-Party Claims" means any and all Losses (other than consequential, exemplary, special, punitive and similar damages) which arise out of or result from (i) any claims or actions asserted against an Indemnitee by a third party, (ii) any rights of a third party asserted against an Indemnitee, or (iii) any Liabilities of, or amounts payable by an Indemnitee to a third party arising in respect of claims, actions and rights referred to in subparagraphs (i) or (ii).

         (c) "Indemnitee" means any Person who may be entitled to seek indemnification pursuant to the provisions of Section 7.02 or
     7.03 hereof.

         (d) "Indemnitor" means any person who may be obligated to provide indemnification pursuant to Section 7.02 or 7.03 hereof.

         (e) "Notice Period", as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this
     Article VII, means the period ending on the earlier of the following:

           (i) Three months after the time at which any Specified Officer of the Indemnitee (or the Indemnitee, if the Indemnitee is an individual) has either (x) received actual notice of the facts giving rise to such Third-Party Claim or (y) commenced an active investigation of circumstances likely to give rise to such Third-Party Claim and, in each case, where such Specified Officer (or Indemnitee, if an individual) believes or should reasonably believe that such facts or circumstances could reasonably be expected to give rise to such Third-Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Article VII;

        (ii) With respect to any Third-Party Claim that has become the subject of proceedings before any court or tribunal, such time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such proceeding prior to any judgment or decision thereon; or

       (iii) With respect to any Third-Party Claim that has become the subject of settlement proceedings, such time as would provide the Indemnitor sufficient time prior to such settlement to determine whether to contest such claim and assume the defense pursuant to Section 7.05.

         (f)    "Claim Notice" has the meaning set forth in Section
     7.04(a).

     7.02 INDEMNITY BY SELLER. SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNIFY, DEFEND, REIMBURSE AND HOLD HARMLESS BUYER AND ITS AFFILIATES, ITS SUCCESSORS AND ASSIGNS, INCLUDING THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OF EACH OF THEM (EACH OF WHOM MAY BE AN INDEMNITEE PURSUANT TO THIS SECTION 7.02) FROM AND AGAINST THE FOLLOWING:

         (A) BREACH. ALL LOSSES ARISING FROM THE BREACH BY SELLER IN ANY MATERIAL RESPECT OF ITS COVENANTS, WARRANTIES AND REPRESENTATIONS AS SET FORTH IN THIS AGREEMENT, BY REASON OF ANY UNTRUE REPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT BY SELLER EXCEPT FOR LOSSES ARISING FROM COVENANTS, WARRANTIES AND REPRESENTATIONS SET FORTH IN EXHIBIT E;

         (B) THIRD-PARTY CLAIMS. ANY AND ALL THIRD-PARTY CLAIMS TO THE EXTENT THAT SUCH THIRD-PARTY CLAIMS SOLELY ARISE OUT OF, RESULT FROM, OR RELATE TO THE OWNERSHIP OF THE SHARES OR THE CONDUCT OF THE BUSINESS OF THE PARTNERSHIP PRIOR TO THE CLOSING OTHER THAN (i) LIABILITIES FOR TAXES (WHICH ARE ADDRESSED IN EXHIBIT E), (ii) LIABILITIES REFLECTED ON THE CLOSING BALANCE SHEET, (iii) LIABILITIES REFLECTED IN ANY SCHEDULE TO THIS AGREEMENT AND (iv) LIABILITIES FOR ENVIRONMENTAL MATTERS (FOR WHICH THE EXCLUSIVE REMEDIES ARE SET FORTH IN SECTIONS 6.16 AND 7.02(a) (with respect to breaches of Section 4.14)).


         (C) TITLE TO SHARES. ANY AND ALL LOSSES ARISING FROM THE FAILURE BY SELLER TO HAVE CONVEYED TO BUYER ON THE CLOSING DATE THE SHARES, FREE AND CLEAR OF ANY LIENS; AND

         (D) CLAWBACK. PAYMENTS REQUIRED UNDER SECTION 7.22 OF THE LOAN AGREEMENT, TO THE EXTENT SUCH PAYMENTS ARE TRIGGERED BY ADVANCES OR DEBT SERVICE SHORTFALLS OCCURRING DURING THE TIME, OR ATTRIBUTABLE TO THE TIME, SELLER WAS THE OWNER OF THE SHARES.

     7.03 INDEMNITY BY BUYER. BUYER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES, INCLUDING THE CURRENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES OF EACH OF THEM, INCLUDING WITHOUT LIMITATION, INDIVIDUALS WHO WERE DIRECTORS, OFFICERS OR EMPLOYEES OF THE COMPANY AT OR PRIOR TO CLOSING (EACH OF WHOM MAY BE AN INDEMNITEE PURSUANT TO THIS SECTION 7.03) FROM AND AGAINST THE FOLLOWING:

         (A) LIABILITIES. EXCEPT FOR LOSSES WITH RESPECT TO TAXES AND TAX MATTERS AS PROVIDED BY EXHIBIT E, ANY AND ALL LOSSES
     ARISING FROM SELLER'S OWNERSHIP OF THE COMPANY EXCEPT LOSSES
     ARISING FROM THE OPERATIONS OF THE COMPANY OR THE PARTNERSHIP PRIOR TO THE CLOSING.

         (B) BREACH. EXCEPT FOR LOSSES WITH RESPECT TO COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN EXHIBIT E, ANY AND ALL LOSSES ARISING FROM THE BREACH BY BUYER IN ANY MATERIAL RESPECT OF
     (I) ANY OF ITS COVENANTS SET FORTH IN THIS AGREEMENT AND (II) THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH HEREIN.

     7.04 Notification of Third-Party Claims. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor a Claim Notice and the following conditions are satisfied:

         (a)    Timely Delivery of Claim Notice.  Except as provided in
     Section 7.04(b) or 7.04(c), no right to indemnification under this
     Article VII shall be available to the Indemnitee with respect to a Third-Party Claim unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period a notice ("Claim Notice") describing in reasonable detail the facts giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this Article VII.

         (b) Late Delivery of Claim Notice. If, in the case of a Third-Party Claim, a Claim Notice is not given by the Indemnitee within the Notice Period set forth in Section 7.01(e), the Indemnitee shall nevertheless be entitled to be indemnified under this Article VII:

             (i) If the Indemnitee can establish that the time elapsed between the end of the Notice Period and the giving of the Claim Notice is reasonable in all the circumstances; or

        (ii) To the extent (but only to the extent) that the Indemnitee can establish that the Indemnitor has not been prejudiced by such time elapsed.

         (c) Paid or Settled Claims. If a Claim Notice is not given by the Indemnitee prior to the payment or settlement by the Indemnitee of a Third-Party Claim, the Indemnitee shall only be entitled to be indemnified under this Article VII to the extent (and only to the extent) that the Indemnitee can establish that the Indemnitor has not been prejudiced by such payment or settlement.

     7.05 Defense of Claims. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor only if such counsel is retained pursuant to the following sentence or if the employment of such counsel has been specifically authorized by the Indemnitor.

     If the Indemnitor does not notify the Indemnitee within 60 days after receipt of the Claim Notice that it elects to undertake the defense thereof, the Indemnitee shall have the right to defend at the expense of the Indemnitor the claim with counsel of its choosing reasonably satisfactory to the Indemnitor, subject to the right of the Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. In such event, the Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within 30 days of receipt of such notice. Failure to reject such notice within such 30-day period shall be deemed an acceptance of such notice. If the Indemnitor has assumed the defense of a claim from the Indemnitee, the Indemnitee shall have the right to settle any such claim over the objection of the Indemnitor only if the Indemnitee waives any right to indemnity therefor.

     7.06 Notice of Other Claims. In the event any Indemnitee should have a claim against any Indemnitor hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from the Indemnitee, the Indemnitee shall notify the Indemnitor with reasonable promptness of such claim by the Indemnitee, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim. The Indemnitor shall remit payment for the amount of such claim upon receipt of an invoice therefor, or in the event of a dispute, the Indemnitee and the Indemnitor shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

     7.07 Access and Cooperation. After the Closing Date, Seller and Buyer shall each cooperate fully with the other as to all claims for indemnification hereunder, shall make available to the other as reasonably requested all information, records and documents relating to all claims and shall preserve all such information, records and documents until the termination of any claim. Seller and Buyer shall each also make available to the other, as reasonably requested, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any claim.

     7.08 Subrogation. Seller and Buyer hereby waive for themselves, their Affiliates, successors and permitted assigns, including without limitation any insurers, any rights to subrogation for Losses arising from Third-Party Claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if necessary, Seller and Buyer shall obtain waiver of such subrogation from their respective insurers.

     7.09 Indemnification Matters Related to Taxes. Notwithstanding the other provisions of Article VII to the contrary, the agreement of the parties with respect to tax matters, the representations and warranties of the parties with respect to tax matters and indemnification obligations, limitations and procedures related to Taxes shall be governed by and are set forth in Exhibit E.

     7.10    Limitation on Liability.

         (a) No claim for indemnification under Section 7.02 (the "Indemnifiable Claims") shall be made by Buyer for individual Losses of $25,000 or less (an Indemnifiable Claim in excess of such amount is referred to as an "Indemnifiable Loss").

         (b) No Indemnifiable Claim shall be made by Buyer unless and until the Indemnifiable Losses for which Buyer is entitled to indemnification thereunder for Indemnifiable Claims exceed $200,000 in the aggregate.

         (c) Seller shall not have any liability for Indemnifiable Losses unless a Claim Notice or other notice has been delivered to Seller as required by Section 7.04 or Section 7.06 within the period that the representation giving rise to such Indemnifiable Losses survives as set forth in Section 9.02 or for breaches of covenants within one year after performance thereof is required under this Agreement.

         (d) Neither Buyer nor Seller shall be entitled to recover from the other for any Losses in any amount in excess of the actual damages suffered by such party. Each of Buyer and Seller waives any right to recover punitive, special, exemplary and consequential damages.

         (e) Neither Seller nor any of its Affiliates shall be liable for aggregate Losses in excess of $75,000,000.

         (f) Each of Seller and Buyer hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement or other claims pursuant to or in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII or, with respect to tax matters set forth in Exhibit E, pursuant to Exhibit E, and, in furtherance of the foregoing, each of Seller and Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise); provided, however, that this Section 7.10(f) shall not apply to claims based upon the fraudulent conduct of Seller.

         (g) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Seller, as the case may be, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

         (h) Buyer and Seller shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

         (i) Buyer shall not be entitled to indemnity from Seller under Section 7.02(a) with respect to a breach by Seller of any of its representations or covenants if Buyer has actual knowledge of such breach and nevertheless proceeds with the Closing.

     7.11 DTPA Waiver. Buyer hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Section
17.41 through 17.63, inclusive (other than Section 17.55, which is not waived), of the Texas Business and Commerce Code. To evidence its ability to grant such waiver, Buyer hereby represents and warrants to Seller that it (i) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use,
(ii) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (iv) is not in a significantly disparate bargaining position from the position of Seller.


                              ARTICLE VIII

                               TERMINATION

     8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (i)    by the mutual written agreement of Seller and Buyer; or

        (ii) by Seller or by Buyer if (A) the purchase and sale of the Shares contemplated hereby shall not have been consummated by December 29, 1995 (or such other date, if any, as Seller and Buyer shall have agreed in writing) and (B) the condition set forth in Sections 3.04(h) and 3.05(h) has been satisfied if the failure to consummate such purchase and sale on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 8.01(ii); or

       (iii) by either party if the condition set forth in Sections 3.04(h) and 3.05(h) has not been satisfied by January 19; or

        (iv) by Seller or Buyer if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

         (v) by either Buyer or Seller if it learns subsequently that the other party is in breach of any representation, warranty, condition, covenant or agreement contained in this Agreement in any material respect; or

        (vi)    by Seller pursuant to Section 6.16(b); or

       (vii)    by Buyer pursuant to Section 6.16(c).

     8.02 Effect of Termination. If this Agreement is terminated by Seller or by Buyer as permitted under Section 8.01 hereof, such termination shall be without liability of either party to the other party to this Agreement, or to any of their shareholders, directors, officers, employees, agents, consultants or representatives; provided, however, that the provisions of the Confidentiality Agreement and
Section 8.03 shall remain in full force and effect; and provided, further that if such termination shall result from the willful failure of a party to fulfill a condition to the performance of the other party or to perform a covenant of this Agreement or from a willful breach by a party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees and disbursements) sustained or incurred by the other party.

     8.03 Incentive Fee. If Seller or Buyer terminates this Agreement pursuant to Section 8.01(iii) above, then Seller shall pay to Buyer an amount equal to the sum of (i) $1,000,000 plus (ii) the reasonable out-of-pocket expenses (not to exceed $200,000) incurred by Buyer in evaluating the Company. If Williams Western does not exercise its right of first refusal and Closing does not take place within 90 days of Williams Western's refusal of its rights but Williams Western subsequently is given a second opportunity to exercise its right of first refusal, the reasonable out-of-pocket expenses of Buyer for purposes of this provision will be increased to an amount not to exceed $400,000. Payment of the amount described in clause (i) shall be made within five business days after delivery by Seller or Buyer of the notice terminating this Agreement by wire transfer of immediately available funds to an account designated by Buyer, and payment of the amount described in clause (ii) shall be made promptly after Buyer has provided to Seller a statement setting forth such expenses together with such supporting documentation as Seller reasonably requests. If this Agreement is terminated pursuant to Section 8.01(iii), Buyer shall not be entitled to any claim, damages or other relief except the payments described in this Section 8.03.


                               ARTICLE IX

                 EXTENT AND SURVIVAL OF REPRESENTATIONS,
                  WARRANTIES, COVENANTS AND AGREEMENTS

     9.01 Scope of Representations of Seller. Except as and to the extent set forth in Article IV hereof, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including but not limited to information or advice that may have been provided to Buyer by any officer, stockholder, director, employee, agent, consultant or representative of Seller or any of its Affiliates, including the Company, any engineer or engineering firm, or any other agent, consultant or representative). Buyer acknowledges and affirms that it has had full access to the Data Room and the information contained in, or made available or provided with respect to materials contained in, the Data Room and that Buyer has made its own independent investigation, analysis, evaluation and verification of the Company and its properties, assets, businesses, financial condition, operations and prospects.

     9.02 Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive until the Closing Date and shall terminate and expire 18 months after the Closing Date and shall be of no force or effect thereafter, except for (i) the representations set forth in Section 4.02 which shall survive without limitation as to time, (ii) the representations, warranties, covenants and agreements set forth in Exhibit E which shall survive as set forth therein and (iii) the environmental claims in Sections 6.16, which shall survive for five years.


                                ARTICLE X

                              MISCELLANEOUS

     10.01 Expenses. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or the Buyer, as the case may be, depending upon which party incurred such costs and expenses.

     10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (i) To Seller, as follows:

         By Mail                       By Hand Delivery
     Tennessee Gas Pipeline         Tennessee Gas Pipeline
       Company                        Company
     P. O. Box 2511                 1010 Milam Street
     Houston, Texas 77252-2511      Houston, Texas 77002
     Attn:  Corporate Secretary     Attn:  Corporate Secretary
     Facsimile:  713-757-3581       Facsimile:  713-757-3581

    (ii)  To Buyer:

         By Mail                        By Hand Delivery
     Questar Pipeline Company       Questar Pipeline Company
     79 South State                 79 South State
     P. O. Box 11450                P. O. Box 11450
     Salt Lake City, Utah 84147     Salt Lake City, Utah 84147
     Attn:  President               Attn:  President
     Facsimile:  801-530-2570       Facsimile:  801-530-2570


     10.03 Entire Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) other than the Confidentiality Agreement and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

     10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of laws.

     10.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.06 Assignability. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.07 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any person other than Seller or Buyer or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     10.08 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     10.09 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both parties, and this Agreement shall be binding upon both parties with the same force and effect as if both parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

     10.11 Interpretation. It is acknowledged by the parties that this Agreement includes the negotiated suggestions of both parties and, therefore, no presumptions shall arise favoring any party by virtue of the authorship of any of its provisions.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                              TENNESSEE GAS PIPELINE COMPANY


                              By: /s/ Byron R. Kelley
                              Title: Senior Vice President



                              QUESTAR PIPELINE COMPANY



                              By: /s/ A. J. Marushack
                              Title: President and CEO